PROSPECTUS SUPPLEMENT #1                        FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JANUARY 25, 2002)                REGISTRATION NO. 333-68618


                       ECHOSTAR COMMUNICATIONS CORPORATION
                                 $1,000,000,000
                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008
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         This prospectus supplement relates to the offer and sale from time to time by certain selling securityholders of our 5 3/4% Convertible Subordinated Notes due 2008 and the shares of our class A common stock into which the convertible notes are convertible.

         This prospectus supplement should be read in conjunction with the prospectus dated January 25, 2002, which is to be delivered with this prospectus supplement. The definitions for any capitalized terms used in this prospectus supplement are included in the prospectus.

                             SELLING SECURITYHOLDERS

         The information in the table included under the heading "Selling Securityholders" in the prospectus is superceded in part by the information appearing in the following table:

                                                         PRINCIPAL AMOUNT OF    SHARES OF CLASS A
                                                          CONVERTIBLE NOTES    COMMON STOCK OWNED     SHARES OF CLASS A
                                                         BENEFICIALLY OWNED       PRIOR TO THE      COMMON STOCK OFFERED
                      NAME                               AND OFFERED HEREBY         OFFERING             HEREBY (1)
Akela Capital Master Fund Ltd.                               $1,000,000                                      23,100

Argent Classic Convertible Arbitrage Fund L.P.               $9,650,000                                     222,915

Associated Electric & Gas Insurance Services                 $1,000,000                                      23,100
Limited

BNP Paribas Equity Strategies, SNC                           $1,000,000                                      23,100

First Union Securities, Inc.                                 $5,280,000                                     121,968

HBK Master Fund L.P.                                        $47,000,000                                   1,085,701

KBC Financial Products USA Inc.                              $6,000,000                                     138,600

Onyx Fund Holdings, LDC                                     $13,000,000                                     300,300

RAM Trading Ltd.                                            $31,000,000                                     716,101

Rockhaven Premier Dividend Fund                                $800,000                                      18,480

R(2)Investments, LDC                                        $70,000,000                                   1,617,002

UBS O'Connor LLC F/B/O UBS Global Equity                     $9,000,000                                     207,900
Arbitrage Master Ltd.

UBS Warburg LLC                                             $48,105,000                                   1,111,227

                                                         PRINCIPAL AMOUNT OF    SHARES OF CLASS A
                                                          CONVERTIBLE NOTES    COMMON STOCK OWNED     SHARES OF CLASS A
                                                         BENEFICIALLY OWNED       PRIOR TO THE      COMMON STOCK OFFERED
                      NAME                               AND OFFERED HEREBY         OFFERING             HEREBY (1)
Other current and future  holders of                       ($335,488,360)                               (7,749,789)
convertible notes (2)

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       (1)      Assumes a conversion price of $43.29 per share and the payment of cash in lieu of fractional shares.

       (2) Information concerning other selling securityholders, including current holders of convertible notes for which we have not received current information regarding their holdings of convertible notes and class A common stock, or information reflecting transfers of their convertible notes and class A common stock to other selling securityholders, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of class A common stock, other than the shares issuable upon conversion of the convertible notes.


   SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR CERTAIN RISKS
        YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY CONVERTIBLE NOTES OR
                        SHARES OF CLASS A COMMON STOCK.

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Neither the SEC nor any state securities commission has approved or determined whether the prospectus or this prospectus supplement is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
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             The date of this prospectus supplement is March 7, 2002